EXHIBIT 10(v)

PROPERTY PURCHASE AGREEMENT

THIS AGREEMENT dated the 10th day of August, 2006.

BETWEEN:

OUVO INC., a Delaware company with a registered and records office at Suite 325-3495 Cambie Street, Vancouver, British Columbia, V5Z 4R3

      (“Ouvo”)

AND:

MADMAN MINING CO. LTD. AND LLOYD C. BREWER, having office located at 314-800

      West Pender Street, Vancouver, British Columbia, V6C 2V6

      (the “Vendor”)

WHEREAS:

1)     The Vendor is the registered title holder of the St. Johns Ridge Claim, Tenure Number 536564 (the “Vendor Claim”) as described in the Summary Report dated August 10, 2006 attached as Schedule “A” hereto;

2)     Ouvo wishes to purchase and the Vendor wish to sell their 100% interest Vendor Claim.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and premises contained herein, the parties agree as follows:

1)     Ouvo agrees to purchase and the Vendor agree to sell a 100% interest in and to the Vendor Claim, free and clear of all charges, royalties or encumbrances other than as set out in this Agreement.

2)     The purchase price payable for a 100% interest in the Vendor Claim is as follows:

        Payment by Ouvo of US $8000 (the “Purchase Price”) on September 8th, 2006 (the “Closing”).

3)     At Closing, the Vendor will deliver to Ouvo transfer of the Vendor Claim in the form of a “Quit-Claim Deed”.

4)     Except as set out herein, the Purchase Price will be paid via wire transfer to the Vendor as per the wire instructions detailed on Schedule “B” attached.

1

5)     The Vendor warrant and represent to Ouvo that:

a)	where applicable they are duly incorporated under the laws of their jurisdiction of incorporation and validly exist as corporations in good standing under such laws;

b)

they are legally entitled to hold the interest in the Vendor Claim being purchased herein and will remain so entitled until all interest of the Vendor in the Vendor Claim have been duly transferred to Ouvo as contemplated hereby;

c)

they have duly obtained all corporate authorizations necessary for the performance of this Agreement, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, the articles or constating documents of the Vendor nor any shareholders’ or directors’ resolutions, nor any agreement or other instrument whatsoever to which the Vendor are a party or by which they are bound or to which they may be subject;

d)	no person other than the Vendor has any right to occupy, own or acquire the Vendor Claim as lessee or otherwise

e)

there is no outstanding order of any governmental or regulatory authority respecting the Vendor Claim as to environmental matters or any other matter, and the work conducted on the Vendor Claim to date has not violated or breached any environmental or other law, regulation, ordinance or other regulatory requirement;

f)

they are, and at the time of transfer to Ouvo will be, the recorded holder and beneficial owner of all of the Vendor Claim as outlined in the Summary Report attached as “Schedule “A” hereto free and clear of all liens, charges and claims of others and no taxes, assessments, fees or rentals are due in respect of any thereof other than as set out herein;

g)	all taxes and/or concession fees respecting the Vendor Claim have been paid and the Vendor Claim are in good standing as to taxes and concession fees until at least the end of 2006.

6)     Ouvo represents and warrants that it has been duly incorporated and validly exists as a corporation in Delaware, USA, and that neither the execution or delivery of this Agreement nor the performance by Ouvo of its obligations hereunder is a breach of any agreement, the articles or constating documents of Ouvo, nor of any shareholders’ or directors’ resolution, or agreement or other instrument to which Ouvo is a party or by which it is bound or to which it may be subject.

7)     Upon execution of this Agreement, the Vendor agree to deliver all available technical data, information and reports respecting the Vendor Claim to Ouvo.

8)     There are no representations, warranties, collateral agreements, or conditions except as herein specified.

9)     This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

2

10)     The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

11)     Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may be given by prepaid registered post, facsimile , or personal delivery to the address of such party first above stated and any such notice will be deemed to have been given and received by the party to whom it was addressed if mailed, on the third day following the mailing thereof, if faxed, on successful transmission, or, if delivered, on delivery; but if at the time of mailing or between the time of mailing and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

12)     This Agreement will be governed by and construed in accordance with the law of British Columbia, and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of British Columbia in any proceeding hereunder.

13)     Words and phrases used herein that have acquired special meanings in the mining industry will be read and construed in accordance with the special meanings attaching to those words, unless the context otherwise requires.

14)     The Vendor Claim will be at the risk of the Vendor up to the Closing.

15)     This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

16)     Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States.

17)     Delivery of an executed copy of this Agreement by telecopy, telex, or other means of electronic communication producing a printed copy will be deemed to be execution and delivery of this Agreement on the date of such communication by the party so delivering such copy.

OUVO INC.

Per: /s/ Kent Carasquero

KENT CARASQUERO, PRESIDENT

MADMAN MINING CO. LTD.

Per: /s/ Lloyd Brewer

LLOYD C. BREWER, PRESIDENT

3

SCHEDULE “A”

SUMMARY REPORT

on the

    ST.        JOHN RIDGE PROJECT

PROPERTY: ST. JOHN RIDGE PROJECT located on St. John Ridge, approximately 6 miles northeast of Beaverdell, in south-central British Columbia, Canada Latitude: 49o30' 30" N Longitude: 119o59' W Map Number: 082E55 & 082E56

         Greenwood Mining Division

WRITTEN FOR: OUVO INCORPORATED

         1403, East 900 South

Salt Lake City

Utah, USA 84105

WRITTEN BY: LLOYD C. BREWER

         Suite 314, 800 West Pender Street

Vancouver, British Columbia

Canada V6C 1V6

DATE: August 10, 2006

A-i

                  TABLE OF CONTENTS

                  LIST OF FIGURES

A-ii

SUMMARY

The St. John Ridge Project is located on the north edge of the historic Beaverdell Mining Camp. Exploration in the area dates to the 1880‘s when silver was discovered in 1887 on Wallace Mountain and placer gold was discovered in several creeks located north of the project during the same period. The Beaverdell Mining Camp has produced nearly 50,000,000 ounces of silver, with significant amounts of gold, lead and zinc to date.

The St. John Ridge Project consists of a six cell mineral claim that has a total surface area of approximately 314 acres. The claims are in the Greenwood Mining Division, and is centered at approximately 49o30'30” N latitude and 119o00‘W longitude on BC TRIM MAP Sheets 082E055 & 082E056. The town of Beaverdell is located 6 miles to the southwest from the property. There is good road access to most parts of the property.

The project encompasses a documented mineral showings listed in the BC Government mineral inventory data base “MINFILE” as well as an additional gold/silver in soil-geochemical sample anomaly. Exploration within the project boundaries itself dates back to the early 1900‘s.

The noted MINFILE showing encompassed within the St. John Ridge project is located in the central area of the claim. The showing consists of a 6.5 to 10 foot wide quartz vein developed by 5 trenches and 4 shallow shafts. A rock sample from a trench that exposed the vein returned 0.26 oz/ton gold (Au) and 2.97 oz/ton silver (Ag).

Geochemical soil sample surveys carried out over the area in 1970 and 1984 located two anomalous zones that have an approximate 180o strike. One of the anomalous zones correlates directly with the known strike/surface trace of the vein. The second anomalous zone is a coincident gold, silver, lea, zinc and copper in soil anomaly located approximately 125 feet to the west of, and running parallel to, the known mineralized vein.

Further exploration work designed to test for the down-dip extension or causative source of the mineralized zones is recommended. A program consisting of detailed geological mapping, prospecting, magnetometer (geophysical) survey, rock and soil sampling is recommended. The recommended budget for this work is US$35,000.

LOCATION AND ACCESS

The St. John Ridge Project is located approximately 180 miles east of Vancouver, near Beaverdell (Figures 1 and 2). The property is located in the Greenwood Mining Division, and is centered at approximately 49o30'30“N latitude and 119o00‘W longitude on BC TRIM Maps 082E55 & 082E56. Beaverdell lies 6 miles to the south, Kelowna is located 30 miles to the northwest and Rock Creek and the junction of Highways 3 and 33 are 30 miles to the south.

The claim is best accessed via Beaverdell by going north on Hwy 33 for 3 miles then turning east on the Beaverdell Creek Main Logging road. Continue east for approximately 3 miles until the junction with a secondary logging road that heads north and follows St. John Creek valley. This road runs through the western sections of the Property. A network of secondary gravel roads and trails branch off from the St. John Creek Road and provide good access to most other parts of the property.

PHYSIOGRAPHY, VEGETATION AND CLIMATE

The Property is located within the Monashee Mountains of the Southern Interior Physiographic Region and straddles St. John Ridge. Elevations within the claims range from 3,500 feet to 4,400 feet. The lower elevation of 3,500 feet is located at the southwestern area of the property within the eastern side of the St. John Creek drainage. The highest elevation of 4,400 feet is located at the northeast corner of the property on St. John Ridge.

Slopes within the claim area are moderate to steep throughout the property. Vegetation consists mainly of fir; larch and pine, much of it mature second growth. Some of the area has been recently logged or burned over. There is relatively little underbrush, and there are sections of open grassy lands. Soil cover is extensive, with the soil cover being 4-5 feet thick in the St. John Creek valley bottom and generally less than one-foot deep at higher elevations. Rock exposures make up about15-20% of the Property surface area.

The local climate features warm summers and cool winters. The Beaverdell area is fairly dry in the summers, although not as dry as the Okanagan valley to the west. Average yearly precipitation is 20 inches. A snow pack of 3-5 feet begins to accumulate in November and lingers in places into May. The recommended field season for initial phases of exploration is from early May to late November. Drilling and underground development can be carried out on a year-round basis with the aid of a bulldozer to keep access roads snow-free.

Ample water is available from St. John Creek and Beaverdell Creek to support all phases of exploration and development.

CLAIM INFORMATION AND PROPERTY OWNERSHIP

The St. John Ridge Property is comprised of a 6-cell mineral claim. As of the date of this report a 100% interest in the claim is in the process of being transferred to Ouvo Incorporated. F urther claim information is provided in the table below:

   Claim                   Tenure          Number             Anniversary
   Name                    Number         of Cells                Date
St. Johns Ridge            536564            6               July 04, 2007

The total surfacial area of the project is approximately 314.6 acres. Refer to Figure 2 for further detail.

YUKON
N.W.T.
ALASKA
U.S.A.
Stewart
BRITISH
COLUMBIA
Ft. St. John
Dawson Creek
ALBERTA
Prince Rupert
Smithers
Prince George
PROPERTY LOCATION
Pacific Ocean
Bella Coola
Williams Lake
Kamloops
Kelowna
Vancouver
Cranbrook
Trail
Victoria
U.S.A.
N
0
200km
400km
Scale 1" = 100 miles
OUVO INCORPORATED
PROJECT:
ST. JOHN RIDGE PROJECT
LOCATION MAP
St. John Ridge / Beaverdell Area
Greenwood M.D., B.C. - BC TRIM Maps 082E55 & 082E56E
DATE: August 06
REF. NO. StJohnRdg 1-06
GeoGrafix

119° 00'
49°30'30"
St. John Ridge Claim
St. John Ridge Zone
St. John Creek
Beaverdell 5 miles
0
1000m
2000m
Scale 1:35,000

Claim Border
Contour Interval = 100 ft
Contour Interval = 500 ft
Roads
Rivers & Creeks
Mineral Showings

OUVO INCORPORATED	
PROJECT:	*ST. JOHN RIDGE PROJECT*
CLAIM & TOPOGRAPHY MAP St. John Ridge / Beaverdell Area Greenwood M.D., B.C. - BC TRIM Maps 082E55 & 082E56	
DATE: August 06 REF. NO. StJohnRdg 06-02	DRAWING NO. FIGURE 2

HISTORY

The St. John Ridge Project is located on the northern edge of the historic Beaverdell Mining Camp. Exploration in the area dates to the 1880‘s when silver was discovered in 1887 on Wallace Mountain and placer gold was discovered in several creeks located north of the project during the same period. Silver production on Wallace Mountain commenced in 1901. The Wallace Mountain area has undergone nearly continuous exploration since the original discoveries, and the Highland Bell Silver Mine saw continuous production for 76 years (1913 to 1989). At its closure in 1989, the Highland Bell Mine had produced over 46 million ounces of Silver (Ag), 12,500 tons of Lead (Pb) and 15,000 tons of Zinc (Zn) as well as minor amounts of Cadmium (Cd), Copper (Cu) and Gold (Au). The Wellington Mine, also on Wallace Mountain produced approximately 1,500,000 ounces of silver between 1901 and 1953. Dozens of other, independently owned, small mines located within the camp produced small amounts of silver, lead, zinc and gold during this period.

Historic records indicate that placer gold was mined in the late 1880‘s from a creek originating within the northwest area of the claims. Exploration within the project boundaries itself dates back to 1901. In 1901 and 1903 prospecting and trenching was carried out on the St. John Ridge areas of the project.

There is no public record of exploration activity occurring within the project boundaries between 1903 and 1969. However, exploration programs conducted in the 1970‘s and 1980‘s located numerous trenches and pits, located within the project area, that were most likely excavated during this period.

In 1970 DeKalb Mining Corporation completed a soil geochemical survey over a portion of the northeastern area of the project.

In 1971 Husky Oil Ltd. carried out ground magnetic and soil geochemical surveys within the northern area of the project.

In 1984 Talisman Silver Mines Inc. completed an exploration program consisting of the emplacement of a small control grid and the collection and analysis of 320 soil geochemical samples within the project.

Addition information regarding the property history is provided in the “Property Geology and Mineralization” section of this report.

REGIONAL GEOLOGY

The area is within the Omineca Crystalline Belt; a NW trending belt dominated by plutonic and high-grade metamorphic rocks. Regional geology is presented in Figure 3, the source of which is G.S.C. Map 1736A by Templeman-Kluit.

Rock units present in the immediate area of the project include:

Jurassic age Nelson Plutonics comprised primarily of quartz diorite, monzonite and granodiorite but also include greenstones, amphibolites, mafic schists, meta-wackes and lesser limestone of the Carboniferous and older Anarchist Group. This sedimentary and volcanic package occurs as isolated rafts or roof pendants surrounded by the younger intrusive.

The Valhalla Intrusions (granite and granodiorite) of Jurassic-Cretaceous age are distinguished from the Nelson Plutonics by their porphyritic nature and general lack of foliation.

The Coryell Group is Eocene porphyritic felsic intrusions that occur as plugs and dykes in the area. These trachytes, andesites and lesser tuff and shale interbeds outcrop in erosional remnants on the property and in fault bounded outliers throughout the Okanagan region.

Fine-grained mafic dykes are the youngest intrusive rocks in the area, and are related to regionally significant Miocene plateau basalts. Several dykes occur within the property.

PROPERTY GEOLOGY AND MINERALIZATION

The only source of property geological information available is the above noted regional geological map by Templeman-Kluit. Some specific geological information/notes, directly associated with known mineralization within the property, has been found and is included within each of the mineral showing descriptions below.

The following property geological information is based on Templeman-Kluit’s regional mapping (Figure 3).

The St. John Creek is primarily underlain by Nelson Plutonic Rocks which are covered by a thin layer of alluvial material (gravel, sand and soil).

119° 00'
49° 30'
PROJECT AREA
Jkg
mJg
Ema
Ec
CPas
mTv
Trapping
China Ridge
Creek
Sandrift
Lassie L
Joan L
Clark L
Cup L
Maloney L
State
Barth Ck
Arlington Lakes
China Butte
Collier Lake
Martin L
Upper Collier
Wallace L
Mullins Hill
King Solomon Mtn
Spout Creek
Curry Mountain
CPas
Triple Lakes
Canyon
Dear Ck
Thone

0 2000m 4000m
Scale 1:150,000

Ema Marron Group (Eocene)
Undifferentiated andesite, dacite and trachyte

Ec Coryell Syenite (Eocene)
alkalic to calc-alkalic, high level, pink and buff syenite and quartz monzonite and trachytic pink feldspar porphyry dykes

JKg Okanagan Batholith (Cretaceous and/or Jurassic)
massive, light grey weathering, medium - to coase-grained, equigranular to porphyritic, unfoliated to weakly foliated, fresh biotite granodiorite and granite

mJg Nelson Plutonics Rocks (Middle Jurassic)
massive, generally moderately foliated, medium grey weathering, medium - to coarse-grained, equigranular

CPas Anarchist Group (Carboniferous or Older)
dark grey weathering, recessive, amphibolite, greenstone, quartz-chlorite schist, quartz-biotite scist, minor serpentinized peridotite

Geological Contact (defined, approxiate, assumed)

OUVO INCORPORATED	
PROJECT:	*ST. JOHN RIDGE PROJECT*
REGIONAL GEOLOGY St. John Ridge / Beaverdell Area Greenwood M.D., B.C. - BC TRIM Maps 082E55 & 082E56	
DATE: August 06	DRAWING NO: FIGURE 3
REF. NO: StJohnRdg 06 - 03	

GeoGraphix

The British Columbia Geological Survey/Department of Mines mineral inventory file “BCDM MINFILE” notes that a designated mineral showing occurs within the St. John Ridge Project area as follows:

St.     John Ridge Vein: this showing is located within the central portion of the project. The showing consists of a quartz vein hosted by limestone and quartzite of the Carboniferous-Permian Anarchist Group and has been developed by 5 trenches and 4 shallow shafts.

Mineralization includes pyrite, pyrrrhotite and chalcopyrite in a gangue of quartz-epidote-calcite. The vein is reported to be 6.5 to 10 feet wide. It strikes 190o and dips to the west; no dip angle is given and has a known strike length of 1,350 feet. Early reports refer to a massive body of arsenical iron pyrite containing gold and silver values and underlain by iron-stained barren quartz. The Minister of Mines Annual Report 1901 reports gold values averaging 0.02 oz. /ton and silver values of 2.97 oz/ton. A rock sample from a trench that exposed the vein returned 0.26 oz/ton Au.

Geochemical surveys carried out over the area in 1970 and 1984 located several weakly anomalous zones that have an approximate 180o strike. One of the anomalous zones correlates directly with the know strike of the vein.

A coincident gold, silver, lead, zinc and copper soil anomaly is located 125 feet to the west of, and runs parallel to, the known mineralized vein.

CONCLUSIONS AND RECOMMENDATIONS

The St. John Ridge Project contains two zones of gold, silver, copper, lead and zinc mineralization.

The limited exploration work conducted within the property to date has focused on the known mineral showings themselves. This work did locate two (2) gold, silver and copper geochemical anomalies, coincident with high-grade rock samples from old trenches that require follow-up.

Modern exploration techniques and mineralization theories should be implemented to test for a larger body of mineralization that is thought to be the causative source for the numerous mineral showings within the project area.

The results of previous work carried out on the St. John Ridge indicates that there is strong potential for the discovery of additional gold, silver, copper, lead and zinc mineralization within the project area. It is therefore recommended that the following steps be carried out to further test the mineralization within the property:

1.	Emplace a control grid with a surveyed base line over the entire property;

2.	Conduct detailed geological mapping and prospecting over the entire property –tying in all showing locations, roads/trails, geological data and samples to the control grid;

3.	Complete a magnetometer survey over the entire property;

4.	Complete mechanical trenching along the strike of the known mineralized zones. Detailed geological mapping and rock sampling should be carried out in each trench; and

5.	Diamond Drilling should be carried out along the projected strike of and down dip of the main mineralized zones.

NOTE: Stages 1 - 3 are recommended for Phase I exploration Program and stages 4 and 5 are recommended for the Phase II exploration program.

A table detailing the costs of the Phase I exploration program is located on the following page. <center>10</center>

CONCLUSIONS AND RECOMMENDATIONS (Continued)

The aforementioned recommendation not withstanding, the following two-phase exploration for the St. John Ridge Project is recommended:

PHASE I

The Phase I program will require approximately 3 weeks completing and will consisting of grid emplacement, detailed geological mapping, prospecting, rock and soiling sampling and geophysical magnetometer survey. An additional 3 weeks will be required to complete analysis of samples, data compilation and interpretation, drafting and report writing. Results gained from the program will lead to a better understanding of, the location of and controls of, mineralization at known showings as at any new showings and/or anomalous areas discovered as a result of the Phase I program.

Personnel:
  Senior Geologist                     3 days @ $500.00                                               $ 1,500.00
  Project Geologist                    20 days @ $325.00                                                6,500.00
  Prospector/Field Assistant           20 days @ $225.00                                                4,500.00
Field Costs:                                                                                                   0
  Field Camp and Supplies              40 man/days @ $50.00/m/d                                         2,000.00
                                       (including camp rental, GPS rental, food, prospecting
                                       and sampling equipment, first aid and chain saw)
  Field Communications                 Long Distance charges Motorola 2 way field radios                  400.00
  Survey Consumables                   Sample bags, survey flagging, pickets etc.                         950.00
  Geophysical survey                   Detailed total field magnetometer survey                         6,150.00
Transportation:                                                                                                0
  Truck Rental                         20 days $100.00                                                  2,000.00
  Mob/de-mob                           Base-Project and Return (fuel/meals/motel & truck                  500.00
                                       mileage charges)
Analytical:                                                                                                    0
  Rock Samples                         50 samples @ $24.50/sample (Au+32 element ICP)                   1,225.00
                                       (budget for 20 over detection limit assays - additional
                                       at approx $15.00/sample)
  Soil Samples                         100 samples @ $23.50/sample (Au + 32 element ICP)                2,350.00
  Petrography/Thin Section             10 samples                                                         270.00
Office & Engineering:                                                                                          0
   Report Writing                      based on results of Phase I exploration program                  2,000.00
   Drafting/Cartography                (including field base map and all final maps detailing           2,500.00
                                       geological mapping, sample locations and results,
                                       location of old workings and compilation of results
                                       from previous work on property)
Overhead & Contingency                                                                                  1,880.00
Total estimate cost of the Phase I exploration program                                                $34,725.00

PHASE II:

The Phase II exploration program is contingent on the success of the Phase I program. mechanical trenching and diamond drilling are foreseen to be the logical next step. The minimum estimated cost of the Phase II program is $50,000.

REFERENCES

B.C. Minister of Mines              Annual Reports, 1901-1141 & 1142; 1903-247

B.C. Minister of Mines              Mineral Inventory File ("MINFILE"):

                                            082E NW 037 - IVY, IVY-O;
                                            082E NW 047 - Knob Hill;
                                            082E NW 240 - Mary-O, Mullins Hill;
                                            082E NE 012 - Ellsworth

Cox, D & Singer, D. A.              Mineral Deposit Models, USGS Bulletin No. 1693

Haman, P.                           Geochemical  Report on the Bev & John  Claims,  St. John Creek Area,  BC.,  for
                                    DeKalb Mining Corporation, Assessment Report 3021 (1970)

James, D.H.                         Percussion  Drilling  Report Carmi  Molybdenum  and Mullins  Hill Areas,  Carmi
                                    Area,  BC.,  for  Vestor  Explorations  Ltd.  and  Granby  Mining  Corporation,
                                    Assessment Report 5519 (1975)

Poloni, J.R.                        Geochemical  Report  on the  on the  Tuff  No.  1 and  No.  2  Mineral  Claims,
                                    Beaverdell Area, BC. for Talisman Silver Mines, Assessment Report 12,005 (1984)

Rineke, L.                          Ore Deposits of the Beaverdell Map Area,  Geological Survey of Canada Memoir 79
                                    (1915)

Tempelman-Kluit, D.J.               Geology, Penticton,  British Columbia;  Geological Survey of Canada, Map 1736A,
                                    scale 1:250,000 (1989)

Vollo, N.B.                         Percussion  Drilling  Report on the Mullins  Hill  Group,  Carmi BC, for Vestor
                                    Explorations Ltd., Assessment Report 5914 (1976)

STATEMENT OF QUALIFICATIONS

I, Lloyd C. Brewer, of Suite 314, 800 West Pender Street, in the City of Vancouver, British Columbia, Canada do hereby certify:
1.	THAT I am president and owner of White Wolf Explorations Ltd. And Madman Mining Co. Ltd. and have worked in the mining industry on a full time basis since 1981;

2.	THAT I have held direct interests in various mineral claims located in the proximity of the St. John Ridge since 1990 and have worked extensively in the area during this period.

3.

THAT this report is based on an exploration programs carried out under my direct supervision by crews of White Wolf Explorations Ltd. on numerous properties in the vicinity of the St. John Ridge Property at various dates, as well as by various geological reports and publications, in both the private and public domain;

Dated at Vancouver, British Columbia, this 10th day of August, 2006.

/s/ Lloyd C. Brewer

Lloyd C. Brewer